Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Laurie Johnson
(425) 256-5049
laurie.johnson@symetra.com
SYMETRA FINANCIAL REPORTS THIRD QUARTER 2010 RESULTS
BELLEVUE, Wash.—(Oct. 27, 2010)—Symetra Financial Corporation (NYSE: SYA) today reported third quarter 2010 net income of $56.6 million, or $0.41 per diluted share. This compares with net income of $44.1 million, or $0.40 per diluted share, in third quarter 2009.
Adjusted operating income1 was $43.8 million, or $0.32 per diluted share, in third quarter 2010, compared with $37.7 million, or $0.34 per diluted share, in the same quarter a year ago.

Summary Financial Results	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30		September 30
	2010	2009	2010	2009

Net Income	$56.6	$44.1	$138.7	$96.2
Per Diluted Share of Common Stock	$0.41	$0.40	$1.03	$0.86

Adjusted Operating Income	$43.8	$37.7	$127.2	$115.2
Per Diluted Share of Common Stock	$0.32	$0.34	$0.94	$1.03

“Symetra turned in a solid third quarter, demonstrating financial and underwriting discipline to moderate the effects of low interest rates and challenging market conditions,” said Tom Marra, Symetra president and chief executive officer. “Profitability in our Group segment increased over year-ago levels; Retirement Services posted its best-ever quarterly earnings performance; Income Annuities improved its interest margin during the quarter; and our Individual business saw a boost in bank-owned life insurance sales.”
Third Quarter 2010 Summary
•	Retirement Services generated record-high earnings and total account values; fixed annuity sales were down due to lower interest rates.
•	Income Annuities interest margin improved, partly the result of commercial mortgage loan originations with more attractive yields.
•	Group loss ratio improved year-over-year.
•	Individual BOLI sales topped $7.5 million for the quarter.
•	Equity portfolio contributed net gains of $15.2 million versus $21.6 million a year ago.
•	Senior executives recruited to lead new Life and Retirement Divisions, and to drive Life and Retirement sales.

“On Nov. 1, our executive team will be in place with the additions of Jon Curley leading our Life Division; Dan Guilbert running our Retirement Division; and Rich LaVoice heading up our Life and Retirement Sales,” said Marra. “With Michael Fry at the helm of our Group Division and Margaret Meister directing our financial operations, we have an experienced team ready to build an even greater company and drive earnings growth.”
BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended		Nine Months Ended
(In millions)	September 30		September 30
	2010	2009	2010	2009

Group	$16.7	$16.0	$50.6	$44.7

Retirement Services	22.5	16.2	60.4	41.3

Income Annuities	9.5	8.3	22.3	33.0

Individual	15.3	15.9	57.6	51.6

Other	(0.5)	(4.1)	(9.4)	(5.8)

Subtotal	$63.5	$52.3	$181.5	$164.8

Less: Income Taxes*	19.7	14.6	54.3	49.6

Adjusted Operating Income	$43.8	$37.7	$127.2	$115.2

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed index annuity (FIA) options at the U.S. federal income tax rate of 35%.

Group
The Group segment, which consists primarily of medical stop-loss insurance, produced third quarter 2010 pretax adjusted operating income of $16.7 million, compared with $16.0 million in third quarter 2009. The increase in earnings was due to improved profitability in both the stop-loss and limited benefit medical businesses, offset in part by lower profits in Group’s non-insurance entities.
The Group loss ratio for third quarter 2010 was 66.5%, compared with 67.3% in the same quarter a year ago. The better overall loss ratio was largely the result of improved limited benefit medical underwriting results. The loss ratio for the medical stop-loss business was flat compared with third quarter 2009.
Group sales in third quarter 2010 were $18.4 million, compared with $27.1 million in third quarter 2009. While sales of limited benefit medical policies increased year-over-year, stop-loss sales were down due to a focus on pricing discipline to drive loss ratio improvement.
Retirement Services
The Retirement Services segment, which includes fixed and variable deferred annuities, generated $22.5 million in pretax adjusted operating income in third quarter 2010, compared with $16.2 million in third quarter 2009. This result represents record quarterly earnings for the segment. Driving the growth in operating income were interest spreads on increased account values and lower cash balances. Total account values hit another record high of $9.5 billion at quarter-end, compared with $8.2 billion at the end of third quarter 2009.
Sales in Retirement Services totaled $286.4 million in third quarter 2010, compared with sales of $486.9 million in third quarter 2009. The current low interest rate environment significantly limited fixed annuity sales during the quarter.
Income Annuities
The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, had pretax adjusted operating income of $9.5 million in third quarter 2010, compared with $8.3 million in third quarter 2009. Operating income improved on a higher interest margin due to lower cash balances and the company’s strategy to increase originations of commercial mortgage loans, which offer more attractive yields.
Income Annuities sales totaled $58.0 million in third quarter 2010, compared with sales of $70.7 million during the same quarter of 2009. The sustained low interest rate environment and strong pricing competition in certain markets continued to negatively affect sales of income annuities.
Individual
The Individual segment, which includes term and universal life insurance, and bank-owned life insurance (BOLI), produced pretax adjusted operating income of $15.3 million for third quarter 2010, compared with $15.9 million in third quarter 2009. The operating income decline was due to a decrease in BOLI gross margin, partly from higher claims, as well as an increase in deferred acquisition cost (DAC) amortization.
Individual sales, excluding BOLI, were $2.6 million in third quarter 2010, compared with $2.9 million in third quarter 2009. BOLI sales of $7.5 million contributed to total segment sales of $10.1 million for third quarter 2010. There were no BOLI sales during the same quarter a year ago. Sales of single premium life (SPL) insurance were up compared with third quarter 2009 levels. As previously reported, Symetra is focused on SPL sales through banks, which are expected to grow steadily over the next 12-18 months as the product recently launched on several new bank platforms.
Other Segment
The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, reported a pretax adjusted operating loss of $0.5 million in the third quarter of 2010. This compares with an operating loss of $4.1 million in third quarter 2009. The improved 2010 performance stemmed from a $3.6 million increase in net investment income on a higher asset balance and better returns on investments in limited partnerships (primarily private equity and hedge funds). Limited partnership investment income increased to $2.1 million compared with $1.3 million in the same quarter last year.
Investment Portfolio
Symetra had net realized investment gains of $20.0 million in third quarter 2010, up from net gains of $11.3 million in third quarter 2009. Symetra’s equity portfolio posted net gains of $15.2 million in the quarter, compared with third quarter 2009 net gains of $21.6 million. Impairment losses in the bond portfolio were $3.5 million in third quarter 2010, compared with losses of $17.4 million in the same quarter of 2009.

Stockholders’ Equity
Total stockholders’ equity, or book value, as of Sept. 30, 2010 increased to $2,711.3 million, or $19.77 per share, compared with $2,342.8 million, or $17.08 per share, as of June 30, 2010. The increase in book value during third quarter 2010 was driven by continued improvement in the valuation of the bond portfolio.
Adjusted book value per share, as converted,1 was $15.38 per share as of Sept. 30, 2010, compared with $15.02 per share as of June 30, 2010. The growth in adjusted book value reflected third quarter 2010 net income.
Symetra ended third quarter 2010 with an estimated risk-based capital (RBC) ratio of 501% and statutory capital and surplus, including asset valuation reserve (AVR), of $1,887.1 million.
Additional Financial Information
This press release and the third quarter 2010 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s third quarter 2010 performance with investors and analysts on Thursday, Oct. 28, 2010 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 800-299-7098. For international callers, dial 617-801-9715. The access code is 88091023. The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.
A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Oct. 28, 2010 by dialing 888-286-8010. For international callers, dial 617-801-6888. The access code is 60593018. The replay will be available by phone through Nov. 4, 2010.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see the company’s 2009 Annual Report on Form 10-K.
This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “operating revenues,” “adjusted book value,” “adjusted book value, as converted,” “adjusted book value per share, as converted” and “operating return on average equity.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed index annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Operating revenues is defined as total revenues, excluding net realized investment gains (losses) and including net investment gains (losses) on FIA options. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants. Operating return on average equity consists of adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry as measures of operating performance and financial condition. These measures are described here:
Loss ratio – Represents policyholder benefits and claims incurred divided by premiums earned.
Sales – For the Group segment, sales represent annualized first-year premiums for new policies. For the Retirement Services and Income Annuities segments, sales represent deposits for new policies. For the Individual segment, sales represent annualized first-year premiums for recurring premium products, and 10% of new deposits for BOLI and other single-premium products.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;
•	trends in operations, financial performance and financial condition;
•	financial and operating targets or plans; and
•	business and growth strategy.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;
•	potential investment losses;
•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;
•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;
•	deviations from assumptions used in setting prices for insurance and annuity products;
•	market pricing and competitive trends related to insurance products and services;
•	changes in amortization of deferred policy acquisition costs;
•	financial strength or credit ratings downgrades;
•	the continued availability and cost of reinsurance coverage;
•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;
•	the ability of subsidiaries to pay dividends to Symetra;
•	the effects of implementation of the Patient Protection and Affordable Care Act;
•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and
•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2009 Annual Report on Form 10-K and 2010 quarterly reports on Form 10-Q.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Revenues
Premiums	$120.2	$116.6	$354.7	$352.9
Net investment income	304.4	283.6	888.4	829.4
Policy fees, contract charges and other	40.9	40.2	123.2	120.5
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(9.6)	(44.1)	(30.2)	(167.9)
Less: portion of losses recognized in other comprehensive income	6.1	26.7	15.5	94.2

Net impairment losses recognized in earnings	(3.5)	(17.4)	(14.7)	(73.7)
Other net realized investment gains	23.5	28.7	31.5	44.7

Total net realized investment gains (losses)	20.0	11.3	16.8	(29.0)

Total revenues	485.5	451.7	1,383.1	1,273.8

Benefits and expenses
Policyholder benefits and claims	85.4	85.6	254.9	262.1
Interest credited	227.8	220.5	667.8	629.2
Other underwriting and operating expenses	63.1	61.7	186.9	186.7
Interest expense	8.0	7.9	23.9	23.8
Amortization of deferred policy acquisition costs	18.0	13.8	50.4	36.4

Total benefits and expenses	402.3	389.5	1,183.9	1,138.2

Income from operations before income taxes	83.2	62.2	199.2	135.6

Provision (benefit) for income taxes
Current	18.8	(15.7)	46.1	(4.2)
Deferred	7.8	33.8	14.4	43.6

Total provision for income taxes	26.6	18.1	60.5	39.4

Net income	$56.6	$44.1	$138.7	$96.2

Net income per common share
Basic	$0.41	$0.40	$1.03	$0.86
Diluted	$0.41	$0.40	$1.03	$0.86

Weighted-average number of common shares outstanding
Basic	137.140	111.622	135.082	111.622
Diluted	137.145	111.624	135.096	111.623

Cash dividends declared per common share	$0.05	$—	$0.10	$—

Non-GAAP financial measures
Adjusted operating income	$43.8	$37.7	$127.2	$115.2

Reconciliation to net income
Net income	$56.6	$44.1	$138.7	$96.2
Less: Net realized investment gains (losses) (net of taxes)*	13.0	7.3	10.9	(18.9)
Add: Net investment gains (losses) on FIA options (net of taxes)**	0.2	0.9	(0.6)	0.1

Adjusted operating income	$43.8	$37.7	$127.2	$115.2

* Net realized investment gains (losses) are reported net of taxes of $7.0, $4.0, $5.9 and $(10.1) for the three and nine months ended September 30, 2010 and 2009, respectively.

** Net investment gains (losses) on FIA options are reported net of taxes of $0.1, $0.5, $(0.3) and $0.1 for the three and nine months ended September 30, 2010 and 2009, respectively.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	September 30	December 31
	2010	2009
Assets
Total investments	$23,400.5	$20,181.0
Other assets	1,075.6	1,414.3
Separate account assets	826.2	840.1

Total assets	$25,302.3	$22,435.4

Liabilities and stockholders’ equity
Policyholder liabilities	$20,753.5	$19,463.1
Notes payable	449.0	448.9
Other liabilities	562.3	250.0
Separate account liabilities	826.2	840.1

Total liabilities	22,591.0	21,002.1

Common stock and additional paid-in capital	1,450.5	1,166.6
Retained earnings	441.4	316.4
Accumulated other comprehensive income (loss), net of taxes	819.4	(49.7)

Total stockholders’ equity	2,711.3	1,433.3

Total liabilities and stockholders’ equity	$25,302.3	$22,435.4

Book value per share*	$19.77	$12.83

Non-GAAP financial measures
Adjusted book value	$1,891.9	$1,483.0

Reconciliation to stockholders’ equity
Total stockholders’ equity	$2,711.3	$1,433.3
Less: AOCI	819.4	(49.7)

Adjusted book value	1,891.9	1,483.0
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,110.0	$1,701.1

Adjusted book value per share, as converted**	$15.38	$15.23

* Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137,146,957 and 111,705,199 as of September 30, 2010 and December 31, 2009, respectively.

** Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137,146,957 and 111,705,199 as of Septmeber 30, 2010 and December 31, 2009, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Segment pretax adjusted operating income (loss)
Group	$16.7	$16.0	$50.6	$44.7
Retirement Services	22.5	16.2	60.4	41.3
Income Annuities	9.5	8.3	22.3	33.0
Individual	15.3	15.9	57.6	51.6
Other	(0.5)	(4.1)	(9.4)	(5.8)

Subtotal	63.5	52.3	181.5	164.8

Add: Net realized investment gains (losses)	20.0	11.3	16.8	(29.0)
Less: Net investment gains (losses) on FIA options	0.3	1.4	(0.9)	0.2

Income from operations before income taxes	$83.2	$62.2	$199.2	$135.6

Reconciliation of revenues to operating revenues
Revenues	$485.5	$451.7	$1,383.1	$1,273.8
Less: Net realized investment gains (losses)	20.0	11.3	16.8	(29.0)
Add: Net investment gains (losses) on FIA options	0.3	1.4	(0.9)	0.2

Operating revenues	$465.8	$441.8	$1,365.4	$1,303.0

	Twelve Months Ended
	September 30
	2010	2009
ROE	8.6%	13.9%
Average stockholders’ equity*	$1,987.9	$658.0
Non-GAAP financial measures
Operating ROAE	9.4%	10.6%
Average adjusted book value**	$1,695.9	$1,379.9
* Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
** Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.